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                                  Exhibit 5.1

                 Opinion and Consent of Sills Cummis Zuckerman
               Radin Tischman Epstein & Gross, P.A. with respect
              to the legality of the securities being registered
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        [Sills Cummins Zuckerman Radin Tischman Epstein & Gross, P.A.]



                                August 28, 1997



R.F. Power Products, Inc.
1007 Laurel Oak Road
Voorhees, New Jersey 08043

     Re:  Registration Statement on Form S-8
          ----------------------------------

Gentlemen:

     We have acted as special New Jersey counsel to R.F. Power Products, Inc., a New Jersey corporation (the "Corporation"), for the limited purpose of rendering this opinion in connection with the Corporation's Registration Statement on Form S-8 (the "Registration Statement") relating to 768,399 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock") being offered in connection with the RF Power Products, Inc. 1992 Stock Option Plan (as amended, the "1992 Plan") and the RF Power Products, Inc. 1993 Non-Employee Directors Stock Option Plan (the "1993 Plan"). Collectively, the 1992 Plan and the 1993 Plan are referred to herein as the "Option Plans."

     We have examined and are familiar with (i) the Corporation's amended and restated certificate of incorporation and bylaws, (ii) the Option Plans and
(iii) such other documents and instruments as we have considered necessary for the purposes of the opinions hereinafter set forth.

     In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have relied upon a certificate of an officer of the Corporation with respect to factual matters underlying the legal conclusions set forth herein. In accordance with our undertaking respecting this opinion, we have not attempted to verify any such factual matters, by document review, discussion with persons having knowledge of the facts, or otherwise.

     We have not made a review of the laws of any state or jurisdiction other

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than the laws of the United States and the State of New Jersey; accordingly, we express no opinion as to the laws of any other state or other jurisdiction.

     We have with your permission assumed that appropriate action will have been taken prior to the sale of the Common Stock to which the Registration Statement relates to register and qualify such Common Stock for sale under applicable state "blue sky" and other securities laws, and no opinion is expressed with respect thereto.

     The opinions set forth herein are based upon currently existing statutes, rules, regulations and judicial decisions which might be altered by future changes in any of those sources of law.

     On the basis of and subject to the foregoing, we are of the opinion that:

     1. The Corporation is organized and existing as a corporation under the laws of the State of New Jersey.

     2. Any shares of Common Stock issued and sold by the Corporation upon the exercise of options granted pursuant to the provisions of any of the Option Plans will constitute validly authorized and issued Common Stock and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                         Very truly yours,

                         /s/ Sills Cummis Zuckerman Radin

                             Tischman Epstein & Gross, P.A.

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